Exhibit 99.1
Joseph F. Jeamel, Jr,
121 Cliffwood Drive
South Windsor, CT 06074
June 15, 2009
Raymond J. Lefurge
Chairman of the Board
Rockville Bank
1645 Ellington Road
South Windsor, CT 06074
Dear Ray:
Please accept this letter as notification of my retirement from Rockville Bank effective June 30, 2010. Retiring as of this date will provide me the 1000 hours of time worked necessary to accrue a year of pension benefit.
It has been agreed that I will work in an on-call advisory/consulting basis for the period following the annual meeting of April 2010 up to my official retirement date of June 30, 2010. This period of time will lend itself to a smooth transition of my duties and responsibilities for whoever becomes responsible for them.
Sincerely;
Joseph F. Jeamel, Jr.

CC:	William J. McGurk, President & CEO Richard J. Trachimowicz, SVP, Human Resources